Exhibit 10.34

Futures Brokerage & Consulting
12810 Kings Forest
San Antonio, TX 78230
Local (210) 493-3353
Toll Free (800) 245-6408

John Stewart & Associates
RISK MANAGEMENT AGREEMENT
FOR
GRAIN PROCUREMENT AND BYPRODUCT MARKETING
This Risk Management Agreement (the Agreement”) is entered into this 16th day of July, 2007 by and between John Stewart & Associates, an Introducing Broker for Iowa Grain Company (“JS&A”), and Cardinal Ethanol, LLC (“Cardinal”).
WHEREAS Cardinal Ethanol is developing an ethanol plant near Harrisville, Indiana (the “Ethanol Plant”);
WHEREAS JS&A is in the business of providing risk management services related to commodities;
WHEREAS Cardinal Ethanol and JS&A desire that JS&A provide certain risk management services to Cardinal Ethanol upon the terms as set forth in this Agreement.
NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:
1. Risk Management Services. JS&A will provide risk management and related services pertaining to grain hedging, grain pricing information, aid in purchase of grain, and assistance in risk management as it pertains to ethanol and other by-products as set forth on Exhibit A attached hereto and incorporated by reference. JS& A understands and acknowledges that the primary intent of engaging its professional services is for the benefit of Cardinal Ethanol.
2. Designation of Authorized Representative. In connection with the services provided by JS&A, the parties may agree to enter into certain hedging or other futures agreements and transactions from time to time. All such transactions shall be executed upon specific approval and direction by a client representative. Cardinal Ethanol will designate, by resolution, those persons who will have authority to make risk management decisions on behalf of Cardinal Ethanol when dealing with JS&A.
3. Commencement of Services; Fees. JS&A’s services shall commence upon execution of this Agreement. In exchange for the services, a fee of $2500.00 per month will be charged. Provided however, that the monthly fee shall not begin to accrue more than 90 days prior to start up of the Ethanol Plant. In addition, no fees shall be due and owing from Cardinal Ethanol to JS&A until the Ethanol Plant is in operation. It is also understood that payment for these services is dependant upon JS&A being the clearing broker for Cardinal Ethanol at a rate of $15.00 per contract plus clearing and exchange fees.

4. Independent Contractor. JS&A is an independent contractor providing services to Cardinal Ethanol. No employment relationship, partnership, or joint venture is intended, nor shall any such relationship be deemed created hereby. Each party shall be solely and exclusively responsible for its own expenses and costs of performance. Cardinal Ethanol acknowledges that JS&A provides similar services to its competing firms and this agreement shall not abridge those services in any way.
5. Confidentiality.
(a) As used in this Agreement, “Confidential Information” means any information, technical data, or know-how (including, but not limited to, information relating to research, products, software, services, development, inventions, processes, engineering, marketing, techniques, customers, pricing, internal procedures, business and marketing plans or strategies, finances, employees and business opportunities) disclosed by one party to the other in any form whatsoever (including, but not limited to, in writing, in machine readable or other tangible form, orally or visually): (i) that has been marked as confidential; (ii) the confidential nature of which has been made known by the disclosing party to the recipient, in writing or orally, and if orally, with specific written notification to the recipient of such oral disclosure within three days thereafter; or (iii) that due to its character, nature, or method of transmittal, a reasonable person under like circumstances would treat as confidential. The parties each agree to keep in confidence and prevent disclosure to any person outside its respective organization, or any person within its organization not having a reasonable need to know, all Confidential Information.
(b) Information shall not be deemed to be Confidential Information to the extent that it is: (i) in the public domain at the time of disclosure or is subsequently made available by the disclosing party to the general public without restriction; (ii) known to the receiving party at the time of disclosure without restrictions on its use or independently developed by the receiving party and there is adequate documentation to demonstrate either condition; or (iii) used or disclosed with the prior written approval of the disclosing party.
(c) The receiving party may disclose the other party’s Confidential Information pursuant to a statutory or regulatory requirement or a court order; provided, however, that (i) the receiving party will notify the other party of the obligation to make such disclosure in advance of the disclosure in order that the other party will have reasonable opportunity to object to such disclosure; and (ii) the receiving party requests confidential treatment of such disclosed Confidential Information.
(d) The receiving party’s obligations under this Agreement with respect to Confidential Information that it has received shall continue for a period of two years after the expiration or termination of this Agreement.

(e) Nothing in this Agreement is intended to restrict or prevent Cardinal Ethanol from disclosing the terms hereof to pursuant to any disclosures necessary to comply with certain statutory and regulatory requirements of the Securities and Exchange Commission and state securities regulators, or disclosures made to credit analysts, rating agencies, bond insurers, and prospective lenders and investors. Nothing in this Agreement is intended to limit or restrict JS&A’s ability to respond to regulatory requests or third party audit requests as required by the Commodity Exchange Act and the rules and regulations of the Commodity Futures Trading Commission.
This provision shall survive the termination or expiration of this Agreement.
6. Licenses, Bonds, and Insurance. JS&A and Cardinal Ethanol shall maintain during the term of the Agreement all necessary state and federal licenses, bonds, and insurance required for the conducting its business in accordance with applicable state and/or federal laws and regulations.
7. Indemnification; Attorney Fees. JS&A will indemnify and hold the other and its directors, officers, employees, and agents harmless from losses, claims, liability, damages or expense, including attorney fees and other litigation expenses, suffered as a result of gross negligence, willful misconduct, misrepresentation or breach of a warranty, covenant or agreement between the parties. This provision shall survive the termination or expiration of this Agreement.
8. Term; Termination. This agreement shall remain in effect for one year and continue on a month to month basis thereafter. This Agreement may be terminated by either party for any reason upon written notice even during the initial one year period. Upon termination of this Agreement, JS&A will have no further rights under the terms of the Agreement other than to any fees for service to which its may be entitled through the date of termination.
9. Notice. Any notice permitted or required hereunder shall be in writing, signed by a duly authorized officer of the party giving such notice, and shall either be hand delivered, sent by recognized overnight delivery service, or mailed to the designated representatives of the other parties. If mailed, notice shall be sent by certified, first-class, return receipt requested mail to the address shown below, or any other address subsequently specified by notice from one party to the other. All notices and other communications hereunder shall be deemed given upon the earlier of (i) delivery thereof if by hand, or (ii) upon receipt if sent by mail (registered or certified, postage prepaid, return receipt requested), or (iii) on the next business day after deposit if sent by a recognized overnight delivery service to the to the appropriate party at the address below:

Cardinal Ethanol LLC	John Stewart & Associates
2 OMCO Square, Suite 201	12810 Kings Forest
P.O. Box 501	San Antonio, TX 78230
Winchester, IN 47394

10. Validity. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality, or unenforceability without invalidating the remainder of such invalid, illegal, or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana without regard to the conflicts-of-laws rules thereof.
12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties.
13. Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties with respect to the subject matter contained herein. There are no other agreements, representations, warranties, or covenants other than those expressly set forth, or referred to, herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter. The provisions of this Agreement shall in no way eliminate, amend or otherwise alter any of the provisions of the Iowa Grain Company Customer Agreement and accompanying documents in the new account application packet.
14. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and the successors and assigns. No party may assign this Agreement without the express consent of the other parties except that (i) no such consent shall be required in connection with a sale, merger, or any acquisition of the entire business of any party; (ii) JS&W expressly consents that Cardinal Ethanol’s rights and other interests hereunder may be pledged or assigned as security in connection with financing for the Ethanol Plant.

John Stewart & Associates	Cardinal Ethanol, LLC

/s/ Tom Tucker	/s/ Jeffrey L. Painter

By: Tom Tucker	By: Jeffrey Painter

President	General Manager

Title: President	Title

7-9-07	July 16, 2007

Date

Exhibit A
JS&A will work with Cardinal Ethanol providing advice regarding the hedging of grains, milling by-product owned or expected to be owned by it and Ethanol, in order to reduce the price risk of such ownership, and provide information related to the hedged position to respond to all management requirements.
JS&A will provide, with the assistance of Cardinal Ethanol management, a complete written Risk Management policy or plan to help guide or assist Cardinal Ethanol at certain intervals over the course of this Agreement, and particularly during the period before the plant commences operations.
JS&A will provide both current and future grain pricing information to Cardinal Ethanol. JS&A will on an ongoing basis bring recommendations, of trades to be executed, to Cardinal Ethanol’s designated personnel as to the cash corn and or futures and options positions to be established. Following Cardinal Ethanol’s approval of and agreement, JS&A will execute the necessary futures and options to the best of its ability. JS&A will continue to advise as to any adjustments that need to be made to this position and execute them following Cardinal Ethanol’s approval.
JS&A will also be available and provide the necessary counsel to Cardinal Ethanol’s risk committee and or board as to the rational for the proposed position, its risk parameters and an estimate of the capital required.
JS&A does not view risk management in a processing environment to be a function of picking the highs and lows of individual commodity prices at a given point in time. But rather as an ongoing function comprised of formulating a studied opinion of price based upon historical perspectives of the current Supply and demand factors and then employing that opinion in a system of “Asset Management” based on processing margins and profitability.
Tools employed to accomplish this include but are not limited to JS&A’s analysis and projection of futures highs and lows, regional grain S/D’s specific to Cardinal Ethanol’s location, regional basis histories relating back to the S/D’s and the employment of a Risk Management Matrix that enables JS&A to build a history of processing margins for the individual facility, evaluate projected forward margins by individual components: corn, by-products, and ethanol, and also track and evaluate the corn by-product spread. This information is employed to evaluate current margins and develop an opinion as to future margins and when to lock margin in. JS&A, through its resources, will make available daily and monthly reports detailing the trades associated with this Agreement.
The basic tools for risk management are forward cash contracts, buying and selling futures contracts and buying and selling put and call options. All of these can be employed.

In addition JS&A will make available its proprietary resources for price forecasting, regional S/D’s, basis analysis and margin management and analysis.
Additionally, JS&A will instruct all relevant personnel as to its use.
Upon Cardinal Ethanol’s recommendation JS&A will manage the execution of the necessary positions and continually advise Cardinal Ethanol management of any necessary adjustments.
JS&A will provide a Level Two PRX Complete Grain Market and Grain Transportation Outlook which is the complete PRX service (excluding customer reports). Also provided is paid attendance for up to two people to a maximum of three PRX seminars throughout the year.